Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-224410) of W&T Offshore, Inc.,

(2)	Registration Statement (Form S-3 No. 333-214168) of W&T Offshore, Inc.,

(3)	Registration Statement (Form S-8 No. 333-126252) pertaining to the W&T Offshore, Inc. 2004 Directors Compensation Plan,

(4)	Registration Statement (Form S-8 No. 333-219747) pertaining to the W&T Offshore, Inc. Amended and Restated Incentive Compensation Plan, as amended;

of our reports dated March 5, 2020, with respect to the consolidated financial statements of W&T Offshore, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting of W&T Offshore, Inc. and subsidiaries included in this Annual Report (Form 10-K) for the year ended December 31, 2019.

/s/ ERNST & YOUNG LLP

Houston, Texas

March 5, 2020